EXHIBIT 99.1
FOR IMMEDIATE RELEASE
AMERICAN COLOR GRAPHICS REPORTS
FOURTH QUARTER AND FISCAL YEAR 2007 RESULTS
BRENTWOOD, TN, June 27, 2007 – ACG Holdings, Inc. and American Color Graphics, Inc. (collectively, the “Company”), today reported financial results for the fourth fiscal quarter and the twelve months ended March 31, 2007.
The Company reported revenues of $103.3 million for the fourth quarter and $445.0 million for the Fiscal Year 2007 compared to $102.0 million and $434.5 million, respectively, in the comparable periods of the prior year. Consolidated earnings before net interest expense, income tax expense, depreciation and amortization (“EBITDA”) in the fourth quarter increased to $6.3 million versus $4.2 million in the prior year. Consolidated EBITDA for Fiscal Year 2007 was $37.7 versus $39.1 million in the prior year.
Stephen M. Dyott, Chairman and Chief Executive Officer of American Color Graphics, Inc. stated, “Our full year results were disappointing. Excluding the non-cash impairment charge related to information technology assets recorded last year and current year losses associated with the start-up of a newspaper service facility, print operating results were comparable to the prior year. Pure pricing in our print operations continues to be negatively impacted by modest excess industry capacity. Price losses and cost problems at one of our plants were offset by positive customer and product mix, volume growth and continuing cost controls. We are pleased with the growth of our newspaper service business and we are making progress improving the productivity of the one print facility that experienced significant operating problems in Fiscal Year 2007.
Our premedia operations are still weak due to reduced volume. We continue to believe we have the best suite of premedia services available in our industry, and we are working hard to improve our premedia sales.
Our corporate expenses were higher than last year due to expenses related to two lawsuits in which we are the plaintiff. Our legal expenses are anticipated to be lower in Fiscal Year 2008, with respect to these two lawsuits.”
The Company ended Fiscal Year 2007 with net debt of $352.1 million versus a comparable position of $319.2 million at the end of Fiscal Year 2006, representing an increase in debt of $32.9 million versus the prior year. In addition to the $37.7 million of reported EBITDA, other sources and uses of cash during Fiscal Year 2007 included (1) interest payments of $36.1 million, including interest payments on the Notes of $28.0 million, (2) cash capital expenditures of $12.7 million, (3) pension contributions of $5.7 million, (4) debt issuance costs of $2.9 million, (5) cash restructuring payments of $1.5 million, (6) cash taxes of $0.2 million and (7) working capital and other balance sheet net cash uses of $11.5 million.
At March 31, 2007, the Company had additional borrowing capacity of $30.7 million under its two credit facilities as follows:
•	$5.9 million under the 2005 Revolving Credit Facility; and

•	$24.8 million under the Receivables Facility, including $1.1 million based on receivables purchased from Graphics at March 31, 2007 and an additional $23.7 million if Graphics Finance had purchased from Graphics all other eligible receivables at March 31, 2007.
On March 31, 2007, the Company had borrowings outstanding under its 2005 Revolving Credit Facility of $26.9 million and letters of credit outstanding of $22.2 million, resulting in the additional borrowing capacity under this facility of $5.9 million, as noted above. The Company had borrowings outstanding under the Receivables Facility of $4.7 million at March 31, 2007.
At March 31, 2007, the Company was in compliance with the covenant requirements set forth in the 2005 Credit Agreement and the Receivables Facility, as amended.

Reconciliations of Non-GAAP Measures to GAAP Measures
EBITDA is defined as earnings before net interest expense, income tax expense (benefit), depreciation and amortization. We have included EBITDA because it is a key metric that management uses in measuring our performance and because we believe that investors regard EBITDA as a key measure of a leveraged company’s operating performance as it removes interest, taxes, depreciation and amortization from the operational results of our business. EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles. You should not consider it an alternative to net income (loss) as a measure of operating performance or as an alternative to cash flows from operating activities as a measure of liquidity. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.
The following table reconciles EBITDA to net loss for the periods indicated (in millions):

	Three months ended		Twelve months ended
	March 31,		March 31,
	2007	2006	2007	2006
EBITDA	$6.3	4.2	37.7	39.1
Depreciation and amortization	(4.7)	(4.8)	(18.6)	(19.6)
Interest expense, net	(10.5)	(9.6)	(40.3)	(37.5)
Income tax benefit	0.1	0.0	0.2	3.4

Net loss	$(8.8)	(10.2)	(21.0)	(14.6)

The Company
ACG Holdings, is the parent company of American Color Graphics which conducts business as American Color Print and American Color Premedia.
American Color Print is one of the leading printers of advertising inserts and newspaper products in the United States. The Company’s production facilities print and distribute products such as weekly retail advertising inserts, Sunday comic sections, comic books and other publications for many of the country’s retailers and major newspapers.
American Color Premedia is one of the most technologically advanced providers of premedia services in the United States. Our premedia services segment provides our customers with a complete solution for the preparation and management of advertising and packaging materials for printing and other mediums, including file preparation, page layout and design, image capture, asset and content management, creative concept, and color and brand management.
Forward Looking Statements
This release contains certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking and the words “anticipate,” “believe,” “expect,” “estimate,” “project” and similar expressions are generally intended to identify forward-looking statements. The forward-looking statements may include statements addressing future financial condition and operating results.
Economic, business, competitive and/or regulatory factors affecting the Company’s businesses are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these and other factors is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007 and its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006, September 30, 2006 and December 31, 2006. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.
Conference Call Details
The Company will hold a conference call for investors at 11:00 a.m. EST on Thursday, June 28, 2007. The call can be accessed by telephone dial-in with a capability to participate in the question and answer portion of the call. The telephone dial-in number for participants in the United States is 800-988-0202 and the pass-code confirmation # is 3770377. The telephone dial-in number for participants outside the United States is 210-234-0001 and the pass-code confirmation # is 3770377.
An audio replay of the conference call will be available for a one week period after the call. The dial-in number for the audio replay is 203-369-3734.
The financial information discussed on that call can be accessed at http://www.americancolor.com.
Contact:
American Color Graphics, Inc.
Patrick W. Kellick 615-377-7430